Exhibit 10.1

CONTRIBUTION AGREEMENT

dated as of January 19, 2006

by and among

SHANTI III ASSOCIATES

KUNJ ASSOCIATES

DEVI ASSOCIATES

SHREE ASSOCIATES

DAVID L. DESFOR

ASHISH R. PARIKH

SAL SHAHRIAR

THE HASU AND HERSHA SHAH 2004 TRUST FBO NEIL H. SHAH

and

THE HASU AND HERSHA SHAH 2004 TRUST FBO JAY H. SHAH

as Contributor,

METRO JFK ASSOCIATES, LLC

and
HERSHA HOSPITALITY LIMITED PARTNERSHIP

as Acquiror

IN CONNECTION WITH THE PURCHASE AND SALE OF MEMBERSHIP INTERESTS IN METRO JFK ASSOCIATES, LLC, OWNER OF THE HILTON GARDEN INN JFK, JAMAICA, NEW YORK

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of January 19, 2006 (the “Agreement”), by and among Shanti III Associates, a Pennsylvania limited partnership (“Shanti”), Kunj Associates, a Pennsylvania limited partnership (“Kunj”), Devi Associates, a Pennsylvania limited partnership (“Devi”), Shree Associates, a Pennsylvania limited partnership (“Shree”), David L. Desfor (“Desfor”), Ashish R. Parikh (“Parikh”), Sal Shahriar (“Shahriar”), The Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah (“FBO Neil”), and The Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah (“FBO Jay”) (each and collectively, the “Contributor”), Metro JFK Associates LLC, a New York limited liability company (the “LLC”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Acquiror”), provides:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1    Definitions. The following terms shall have the indicated meanings:

“Act of Bankruptcy” shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or limited liability company action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

“Articles of Organization” shall mean the Articles of Organization of the LLC filed with the Secretary of State of the State of New York, a true and correct copy of which is attached hereto as Exhibit F.

“Assignment and Assumption Agreement” shall mean, collectively, the Shanti Assignment, Kunj Assignment, Devi Assignment, Shree Assignment, Desfor Assignment, Parikh Assignment, Shahriar Assignment, FBO Neil Assignment and FBO Jay Assignment.

“Desfor Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Desfor Interests, dated as of the Closing Date, by and between Desfor and Acquiror.

“Devi Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Devi Interests, dated as of the Closing Date, by and between Devi and Acquiror.

“FBO Neil Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the FBO Neil Interests, dated as of the Closing Date, by and between FBO Neil and Acquiror.

“FBO Jay Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the FBO Jay Interests, dated as of the Closing Date, by and between FBO Jay and Acquiror.

“Kunj Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Kunj Interests, dated as of the Closing Date, by and between Kunj and Acquiror.

“Parikh Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Parikh Interests, dated as of the Closing Date, by and between Parikh and Acquiror.

“Shahriar Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Shahriar Interests, dated as of the Closing Date, by and between Shahriar and Acquiror.

“Shanti Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Shanti Interests, dated as of the Closing Date, by and between Shanti and Acquiror.

“Shree Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Shree Interests, dated as of the Closing Date, by and between Shree and Acquiror.

“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

“Closing” shall mean the Closing of the contribution and acquisition of the Interests pursuant to this Agreement.

“Closing Balance” shall have the meaning set forth in Section 2.3(c).

“Closing Date” shall mean the date on which the Closing occurs.

“Consideration” shall mean $29,000,000.00 payable to the Contributor at Closing in the manner described in Section 2.3.

“Continuing Liabilities” shall include liabilities arising under Operating Agreements, Leases, equipment leases, loan agreements, or proration credits at Closing, but shall exclude any liabilities arising from any other arrangement, agreement or pending litigation.

“Deposit” shall have the meaning set forth in Section 2.3.

“Employment Agreements” shall mean any and all employment agreements, written or oral, between the Contributor or its managing agent and the persons employed with respect to the Property. A schedule indicating all pertinent information with respect to each Employment Agreement in effect as of the date hereof, name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc., is attached hereto as Exhibit B.

“Escrow Agent” shall mean Summit Associates, 100 Lafayette Street, 3rd Floor, New York, NY 10013.

“Existing Financing” shall mean the existing loan from GE Capital to the LLC in the original principal amount of $13,000,000.00 made in connection with the Hotel.

“FIRPTA Certificate” shall mean the affidavit of the Contributor under Section 1445 of the Internal Revenue Code certifying that such Contributor is not a foreign corporation, foreign partnership, foreign limited liability company, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to the Acquiror.

“Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Hotel” shall mean the hotel and related amenities located on the Land.

“Improvements” shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

“Insurance Policies” shall mean those certain policies of insurance described on Exhibit C attached hereto.

“Intangible Personal Property” shall mean all intangible personal property owned or possessed by the Contributor or the LLC and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name “Hilton Garden Inn” and all variations thereof, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the real property and the personal property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger as hereinafter defined, excluding (a) any of the aforesaid rights the Acquiror elects not to acquire, (b) the Contributor’s cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.

“Interests” shall mean collectively, the Shanti Interests, Kunj Interests, Devi Interests, Shree Interests, Desfor Interests, Parikh Interests, Shahriar Interests, FBO Neil Interests and FBO Jay Interests, consisting of an aggregate 100% membership interest in the LLC.

“Desfor Interests” shall mean all right title and interest of Desfor in the LLC, consisting of a 4.5% membership interest in the LLC.

“Devi Interests” shall mean all right title and interest of Devi in the LLC, consisting of a 3.5% membership interest in the LLC.

“FBO Neil Interests” shall mean all right title and interest of FBO Neil in the LLC, consisting of a 25% membership interest in the LLC.

“FBO Jay Interests” shall mean all right title and interest of FBO Jay in the LLC, consisting of a 23% membership interest in the LLC.

“Kunj Interests” shall mean all right title and interest of Kunj in the LLC, consisting of a 16% membership interest in the LLC.

“Parikh Interests” shall mean all right title and interest of Parikh in the LLC, consisting of a 1% membership interest in the LLC.

“Shahriar Interests” shall mean all right title and interest of Shahriar in the LLC, consisting of a 0.5% membership interest in the LLC.

“Shanti Interests” shall mean all right title and interest of Shanti in the LLC, consisting of a 20% membership interest in the LLC.

“Shree Interests” shall mean all right title and interest of Shree in the LLC, consisting of a 6.5% membership interest in the LLC.

“Inventory” shall mean all inventory located at the Hotel, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.

“Joinder” shall have the meaning set forth in Section 2.3(d).

"Knowledge" shall mean the actual knowledge of the Contributor that he would have had after making reasonable investigation.

“LP Units” shall mean units representing an ownership interest in the Acquiror.

“Land” shall mean that certain parcel of real estate lying and being in New York City, New York County, New York at 148-18 134 Street, Jamaica, New York 11430, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Contributor therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Leases” shall mean those leases of real property listed on Exhibit D attached hereto.

“LLC” shall mean Metro JFK Associates, LLC, a New York limited liability company that owns, as its only assets, the leasehold interest in the Land, and the Hotel and Improvements located on the Land.

“LLC Operating Agreement” shall mean the current operating agreement of the LLC, a true and correct copy of which is attached hereto as Exhibit G.

“Manager” shall mean Hersha Hospitality Management, LP, a Pennsylvania limited partnership.

“Operating Agreements” shall mean the management agreements, service contracts, supply contracts, leases (other than the Leases) and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property. All of the Operating Agreements in force and effect as of the date hereof are listed on Exhibit E attached hereto.

“Owner's Title Policy” shall mean an owner's policy of title insurance issued to the Acquiror by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures the Acquiror's ownership of title to the leasehold interest in the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure the Acquiror in the amount of the Consideration and shall be acceptable in form and substance to the Acquiror. The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on a survey provided by the Contributor to the Acquiror.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory to the Acquiror as determined pursuant to Section 2.2.

“Property” shall mean collectively the Land, Improvements, the Inventory, the Reservation System, the Tangible Personal Property and the Intangible Personal Property.

“Real Property” shall mean the Land and the Improvements.

“Reservation System” shall mean the Contributor’s Reservation Terminal and Reservation System equipment and software, if any.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Study Period” shall mean the period commencing at 9:00 a.m. on the date hereof, and continuing through the time of Closing.

“Tangible Personal Property” shall mean the items of tangible personal Property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Contributor or the LLC.

“Title Commitment” shall mean the commitment by the Title Company to issue the Owner's Title Policy.

“Title Company” shall mean Summit Associates, 100 Lafayette Street, 3rd Floor, New York, NY 10013, Telephone: 212/608-5866, Fax: 212/227-8745.

“Tray Ledger” shall mean the final night's room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Contributor), including any sales taxes, room taxes or other taxes thereon.

“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

1.2    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

 (a)    Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

 (b)    All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

 (c)    Headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

 (d)    Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II

CONTRIBUTION AND ACQUISITION; STUDY PERIOD;
PAYMENT OF CONSIDERATION

2.1    Contribution and Acquisition. Each Contributor agrees to contribute, assign and transfer their respective Interests to the Acquiror and the Acquiror agrees to accept the Interests in exchange for the Consideration and in accordance with the other terms and conditions set forth herein.

2.2    Study Period.   (a)  The Acquiror shall have the right, until the end of the Study Period, to enter upon the Real Property and to perform, at the Acquiror's expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Acquiror may deem appropriate. If such tests, studies and investigations warrant, in the Acquiror's sole, absolute and unreviewable discretion, the purchase of the Interests for the purposes contemplated by the Acquiror, then the Acquiror may elect to proceed to Closing and shall so notify the Contributor prior to the expiration of the Study Period. If for any reason the Acquiror does not so notify the Contributor of its determination to proceed to Closing prior to the expiration of the Study Period, or if the Acquiror notifies the Contributor, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate, and the Acquiror shall be released from any further liability or obligation under this Agreement.

 (b)    During the Study Period, the Contributor shall make available to the Acquiror, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and other related materials or information if any, relating to the Property which are in, or come into, the Contributor’s possession or control.

 (c)    The Acquiror hereby indemnifies and defends the Contributor against any loss, damage or claim arising from entry upon the Real Property by the Acquiror or any agents, contractors or employees of the Acquiror. The Acquiror, at its own expense, shall restore any damage to the Real Property caused by any of the tests or studies made by the Acquiror.

 (d)    During the Study Period, the Acquiror, at its expense, may cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, may notify the Contributor of any defects in title shown by such examination that the Acquiror is unwilling to accept. The Contributor shall notify the Acquiror whether the Contributor is willing to cure such defects and to proceed to Closing. Contributor may cure, but shall not be obligated to cure such defects. If such defects consist of deeds of trust, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Contributor, at his option, shall either pay and discharge (in which event, the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing. If the Contributor is unwilling or unable to cure any such defects by Closing, the Acquiror shall elect (1) to waive such defects and proceed to Closing without any abatement in the Consideration or (2) to terminate this Agreement. The Contributor shall not, after the date of this Agreement, subject the Property to and shall take all reasonable best efforts to prevent the Property from being subjected to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Acquiror's prior written consent, which consent shall not be unreasonably withheld or delayed. All title matters revealed by the Acquiror's title examination and not objected to by the Acquiror as provided above shall be deemed Permitted Title Exceptions. If Acquiror shall fail to examine title and notify the Contributor of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

2.3    Payment of the Consideration. The Consideration shall be paid to the Contributor in the following manner:

 (a)    The Acquiror shall receive a credit against the Consideration in an amount equal to the outstanding balance (principal, interest, fees and the like), as of the Closing Date, of the Existing Financing encumbering the Property as such balance is evidenced by a letter from the lender, which loan the Acquiror shall take subject to or, at Acquiror’s option, assume.

 (b)    Acquiror has made a deposit of $7,000,000.00 (the “Deposit”) into an interest-bearing escrow account, which account bears interest at a rate of 8% per annum. The Deposit shall be refundable to Acquiror until the Closing. In the event Closing occurs, Acquiror shall receive a credit against the Consideration in an amount equal to the Deposit.

 (c)    At Closing, the Acquiror shall pay the balance of the Consideration, as adjusted by the prorations pursuant to Section 6.5 hereof (the “Closing Balance”), in the form of lawful money of the United States and in LP Units of Acquiror. Approximately $6,000,000.00 of the Closing Balance plus an amount equal to the sum of all expenses incurred by the Contributors related to the transactions contemplated by this Agreement, shall be paid to Contributors in the form of LP Units, which, for the purposes of this Agreement, shall be deemed to have a per LP Unit value equal to $9.12 per share for the common shares of beneficial interest of Hersha Hospitality Trust, a Maryland real estate investment trust ("Hersha").

 (d)    Notwithstanding the foregoing, no LP Units shall be issued by the Acquiror, and following such issuance no LP Units shall be transferred by the Contributor to, any person or entity that is not an accredited investor within the meaning of Regulation D promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and to the extent any such non-accredited person or entity is entitled to receive any portion of the Consideration, such portion shall be paid in cash rather than LP Units and the number of LP Units issuable in payment of the Consideration shall be reduced accordingly. The Contributor agrees to take such actions as Acquiror may reasonably request in order to assure that the issuance of any LP Units pursuant to this Agreement complies with the requirements of the Securities Act and Regulation D promulgated thereunder. Except as otherwise expressly set forth in this Agreement, the Contributor acknowledges and agrees that once the Closing occurs, the Contributor shall no longer hold any right, title or interest in the Property (except through its ownership of Acquiror). Contributor hereby directs Acquiror to pay, issue and distribute (as applicable) the Consideration on the Closing Date to the Contributors in such amounts set forth in an amendment to this Agreement mutually agreed on by the parties prior to Closing.  No fractional LP Units will be issued as Consideration hereunder, but in lieu of issuing fractional LP Units, the value thereof shall be paid in cash. The Contributors that acquire LP Units acknowledge that any certificates evidencing the LP Units will bear appropriate legends indicating (i) that the LP Units have not been registered under the Securities Act, and (ii) that Acquiror’s Limited Partnership Agreement (the “Acquiror’s Limited Partnership Agreement”) restricts the transfer of the LP Units. Each Contributor that receives LP Units shall upon receipt of the LP Units at Closing become a limited partner of Acquiror by executing the form of joinder (the “Joinder”) to the Acquiror’s Limited Partnership Agreement attached hereto as Exhibit J and deliver the executed Joinder at closing pursuant to the terms of Section 6.2 hereof; provided, however, that any Contributor that is presently a limited partner of the Acquiror shall not be required to execute and deliver the Joinder. By executing and delivering the Joinder in accordance with the terms hereof each Contributor acknowledges that it will be bound by the terms and provisions of the Acquiror’s Limited Partnership Agreement.

ARTICLE III

CONTRIBUTOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Acquiror to enter into this Agreement and to purchase the Property, each Contributor hereby makes the following representations, warranties and covenants, upon each of which Contributor acknowledges and agrees that the Acquiror is entitled to rely and has relied:

3.1    Identity and Power. The Contributor is an individual, a limited partnership or a trust and has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to own, lease and operate his properties, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of the Contributor hereunder, to perform his obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby.

3.2    Authorization, No Violations and Notices.

 (a)    The execution, delivery and performance of this Agreement by the Contributor, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Contributor. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by the Contributor and is a valid and binding obligation enforceable against him in accordance with its terms.

 (b)    Neither the execution, delivery, or performance by the Contributor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Contributor with any of the provisions hereof, will

 (i)    violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, which, with or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or assets of the LLC, under any of the terms, conditions, or provisions of, the Articles of Organization, the LLC Operating Agreement, or any note, bond, mortgage, indenture, deed of trust, license (including without limitation, the License), lease, agreement, or other instrument, or obligation to which the LLC is a party, or by which the LLC may be bound, or to which the LLC or the Property or assets may be subject; or

 (ii)   violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the LLC or its Property or assets that would not be violated by the execution, delivery or performance of this Agreement or the transactions contemplated hereby by the Contributor or compliance by the Contributor with any of the provisions hereof.

3.3    Litigation with respect to Contributor. There is no action, suit, claim or proceeding pending or, to the Contributor’s Knowledge, threatened against or affecting the Contributor or his assets in any court, before any arbitrator or before or by any governmental body or other regulatory authority (i) that would materially adversely affect the Contributor or the Interests, (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the transactions contemplated hereby, or (iii) would delay the consummation of any of the transactions contemplated hereby. The Contributor is not subject to any judgment, decree, injunction, rule or order of any court relating to the Contributor’s participation in the transactions contemplated by this Agreement.

3.4    Interests and Property.

(a)    The Interests are, on the date hereof, and will be on the Closing Date, free and clear of all liens and encumbrances and the Contributor has good, marketable title thereto and the right to convey same in accordance with the terms of this Agreement. Upon delivery of the Contributor’s Assignment and Assumption Agreement to the Acquiror at Closing, good valid and marketable title to the Contributor’s Interests, free and clear of all liens and encumbrances, will pass to the Acquiror. The Interests constitute the only outstanding securities and membership interests of the LLC.

 (b)    Except for the lien created in connection with the Existing Financing, the Property is, on the date hereof, and will be on the Closing Date, free and clear of all liens and encumbrances, and the LLC has good, marketable title thereto and the right to convey same. The LLC is the fee simple owner of the Real Property and the sole owner of the Property.

3.5    Bankruptcy with Respect to Contributor. No Act of Bankruptcy has occurred with respect to the Contributor.

3.6    Brokerage Commission. The Contributor has not engaged the services of, nor is it or will it or Acquiror become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Contributor.

3.7    The LLC.

 (a)    The LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York and has all requisite powers necessary to carry on its business as now conducted, to own, lease and operate its properties.

 (b)    Neither the execution, delivery, or performance by the Contributor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Contributor or the LLC with any of the provisions hereof, will:

  (i)    violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or other assets of the LLC, under any of the terms, conditions, or provisions of, the Articles of Organization or LLC Operating Agreement, or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which the LLC is a party, or by which the LLC may be bound, or to which the LLC or its properties or assets may be subject; or

  (ii)    violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the LLC or any of the LLC’s properties or assets.

 (c)    Except for the Contributor, no party has any interest in the LLC or the Property or any portion thereof, or the right or option to acquire any interest in the LLC or the Property or any portion thereof. The LLC has no subsidiaries and does not directly or indirectly own any securities of or interest in any other entity, including, without limitation, any LLC or joint venture.

(d)    The LLC has conducted no business other that the ownership and operation of the Property.

3.8    Liabilities, Debts and Obligations. Except for the Continuing Liabilities and the Existing Financing, the LLC has no liabilities, debts or obligations.

3.9    Tax Matters.

 (a)    Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” purchase,” and “pay,” the parties hereto acknowledge and agree that it is their intent that the transaction contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended, as the contribution of the Interests by the Contributor to the Acquiror in exchange for the Consideration, and not as a transaction in which any Contributor is acting other than in the capacity as a prospective partner in the Acquiror.

 (b)    Each Contributor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of the Interests to the Acquirer and the receipt of the Consideration therefor, (ii) the Contributor’s admission as a limited partner of the Acquiror, and (iii) any other transaction contemplated by this Agreement. Each Contributor further represents and warrants that it has not relied on the Acquiror or the Acquiror’s representatives or counsel for such tax advice.

 (c)    The Contributor has caused the LLC to file within the time and in the manner prescribed by law all federal, state, and local tax returns and reports, including but not limited to income, gross receipts, intangible, real property, excise, withholding, franchise, sales, use, employment, personal property, and other tax returns and reports, required to be filed by the LLC under the laws of the United States and of each state or other jurisdiction in which the LLC conducts business activities requiring the filing of tax returns or reports. All tax returns and reports filed by the LLC are true and correct in all material respects. The LLC has paid in full all taxes of whatever kind or nature for the periods covered by such returns. The LLC has not been delinquent in the payment of any tax, assessment, or governmental charge or deposit and has no tax deficiency or claim outstanding, assessed, threatened, or proposed against it. The charges, accruals, and reserves for unpaid taxes on the books and records of the LLC as of the Closing Date are sufficient in all respects for the payment of all unpaid federal, state, and local taxes of the LLC accrued for or applicable to all periods ended on or before the Closing Date. There are no tax liens, whether imposed by the United States, any state, local, or other taxing authority, outstanding against the LLC or any of its assets. The federal, state, and local tax returns of the LLC have not been audited, nor has the LLC or the Contributor received any notice of any federal, state, or local audit. The LLC has not obtained or received any extension of time (beyond the Closing Date) for the assessment of deficiencies for any years or waived or extended the statute of limitations for the determination or collection of any tax. To the Contributor’s Knowledge, no unassessed tax deficiency is proposed or threatened against the LLC.

(d)    All taxes, including real property taxes and rental taxes or the equivalent, and all interest and penalties due thereon, required to be paid or collected by the LLC in connection with the operation of the Property as of the Closing Date will have been collected and/or paid to the appropriate governmental authorities, as required or such amounts shall be pro-rated as of the Closing Date. The Contributor shall cause the LLC to file, all necessary returns and petitions required to be filed through the Closing Date. The Contributor shall cause the LLC to prepare and file all federal and state income tax returns for the tax period ending on the Closing Date, which shall reflect the termination for tax purposes of the LLC.

3.10    Contracts and Agreements. There is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease and other contract to which the LLC is a party or by which its assets are bound other than Existing Financing, Permitted Title Exceptions, the Leases, and the Operating Agreements.

3.11    No Special Taxes. The Contributor has no Knowledge of, nor has he received any written notice of, any special taxes or assessments relating to the LLC or Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.12    Compliance with Existing Laws. The LLC possesses all Authorizations, each of which is valid and in full force and effect, and, to Contributor’s Knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated. The LLC has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the Contributor has no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Contributor has no Knowledge, nor has he received written notice within the past three years, of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

3.13    Operating Agreements. The LLC has performed all of its obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements. Without the prior written consent of the Acquiror, which consent will not be unreasonably withheld or delayed, the Contributor shall cause the LLC not to enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Contributor cause the LLC to enter into any agreements modifying the Operating Agreements.

3.14    Warranties and Guaranties. The Contributor shall cause the LLC not to release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld or delayed. A complete list of all such warranties and guaranties in effect as of the date of this Agreement is attached hereto as Exhibit H.

3.15    Insurance. All of the LLC’s Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and the Contributor shall cause the LLC to pay all future premiums for such policies (and any replacements thereof) on or before the due date therefor. The Contributor shall cause the LLC to pay all premiums on, and shall cause the LLC not to cancel or allow to expire, any of the LLC’s Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. The Contributor shall cause the LLC to name the Acquiror as an additional insured on each of the LLC’s Insurance Policies.

3.16    Condemnation Proceedings; Roadways. The LLC has received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Contributor has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

3.17    Litigation with Respect to LLC. Except as set forth on Exhibit I there is no action, suit or proceeding pending or known to be threatened against or affecting the LLC or any part of or interest in the Property in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which the LLC is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the LLC, (c) could materially and adversely affect the ability of the LLC to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a material lien on the Property, any part thereof or any interest therein, or (e) could otherwise materially and adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

3.18    Labor Disputes and Agreements. There are not currently any labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof. The LLC is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Acquiror will not be obligated to give or pay any amount to any employee of the LLC, and the Acquiror shall not have any liability under any pension or profit sharing plan that the LLC may have established with respect to the Property or their or its employees.

3.19    Financial Information. To the Contributor’s Knowledge, except as otherwise disclosed in writing to the Acquiror prior to the end of the Study Period, for each of the LLC’s accounting years, when a given year is taken as a whole, all of the LLC’s financial information previously delivered or to be delivered to the Acquiror is and shall be correct and complete in all material respects and presents accurately the financial condition of the LLC and results of the operations of the Property for the periods indicated, except that such statements do not have footnotes or schedules that may otherwise be required by GAAP. If requested by the Acquiror, the Contributor shall cause the LLC to deliver promptly all four-week period ending financial information available to the LLC. The LLC’s financial information is prepared based on books and records maintained by the LLC in accordance with the LLC’s accounting system. The LLC’s financial information has been provided to the Acquiror without any changes or alteration thereto. To the best of Contributor's Knowledge, since the date of the last financial statement included in the LLC's financial information, there has been no material adverse change in the financial condition or in the operations of the Property.

3.20    Organizational Documents. The LLC’s Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.21    Operation of Property. The Contributor covenants that between the date hereof and the Closing Date, Contributor shall cause the LLC to (a) operate the Property only in the usual, regular and ordinary manner consistent with the LLC’s prior practice, (b) maintain the books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (c) use all reasonable efforts to preserve intact the present business organization, keep available the services of the present officers and employees and preserve their relationships with suppliers and others having business dealings with them. The Contributor shall cause the LLC to continue to make good faith efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the LLC did prior to the execution of this Agreement. Except as otherwise permitted hereby, from the date hereof until Closing, the Contributor shall use its good faith efforts to ensure that the LLC shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Acquiror’s ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which Contributor has operational control, or (iii) would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

3.22    Bankruptcy with respect to LLC. No Act of Bankruptcy has occurred with respect to the LLC.

3.23    Hazardous Substances. Except for matters in LLC’s or Acquiror's audits, Contributor has no Knowledge: (a) of the presence of any “Hazardous Substances” (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Contributor has no Knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos). Notwithstanding anything to the contrary contained herein Contributor shall have no liability to Acquiror for any Hazardous Substances of which Contributor has no Knowledge.

3.24    Room Furnishings. All public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental is furnished in accordance with Licensor's standards for the Hotel and room type.

3.25    License.

(a)       The license from Hilton Inns, Inc., or its affiliate (the “Licensor”), with respect to the Hotel (the “License”) is, and at Closing will be, valid and in full force and effect, and on the Closing Date neither the Manager nor the LLC will be in default with respect thereto (with or without the giving of any required notice and/or lapse of time).

(b)       The Manager and the LLC shall receive written approval from the Licensor consenting to the contribution of the Interests and the Hotel to Acquiror as contemplated hereunder.

(c)       Neither the execution, delivery, or performance by the Contributor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Contributor or the LLC with any of the provisions hereof, will violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination under any of the terms, conditions, or provisions of, the License.

3.26    Independent Audit. Contributor shall provide access by Acquiror's representatives, to all financial and other information relating to the Property and the LLC.

3.27    Bulk Sale Compliance. Contributor shall indemnify Acquiror against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.

3.28    Sufficiency of Certain Items. The Property contains not less than:

(a)    a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, to furnish each guest room, so that each such guest room is, in fact, fully furnished; and

(b)    a sufficient amount of towels, washcloths and bed linens, so that there are three sets of towels, washcloths and linens for each guest room (one on the beds, one on the shelves, and one in the laundry), together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotel.

3.29    Intentionally Omitted.

3.30    Leases. True, complete copies of the Leases, are attached as Exhibit D hereto. The Leases are, and will at Closing be, in full force and effect and neither Contributor nor the LLC, is in default and the Contributor shall make good faith efforts for himself and the LLC not to be in default with respect thereto (with or without the giving of any notice and/or lapse of time). The Leases are, or will be at Closing, freely assignable by Contributor and Contributor will have obtained all consents of any third party necessary to assign the Leases to Acquiror.

3.31    Noncontravention. The execution and delivery of, and the performance by the Contributor of his obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Contributor, or result in the creation of any lien or other encumbrance on any asset of the Contributor. There are no outstanding agreements (written or oral) pursuant to which the Contributor (or any predecessor to or representative of the Contributor) has agreed to contribute or has granted an option or right of first refusal to acquire the Interests or the Property or any part thereof.

3.32    Securities Law Matters.

(a)    Each Contributor is knowledgeable, sophisticated and experienced in business and financial matters; each Contributor has previously invested in securities similar to the LP Units and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement. Each Contributor is able to bear the economic risk of holding the LP Units for an indefinite period and is able to afford the complete loss of its investment in the LP Units; each Contributor has received and reviewed all information and documents about or pertaining to Acquiror and Hersha, the business and prospects of Acquiror and Hersha and the issuance of the LP Units as each Contributor deems necessary or desirable; and each Contributor has had the opportunity to review public filings made with the SEC pursuant to the Exchange Act related to Acquiror and Hersha; and each Contributor has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, Acquiror, Hersha, the business and prospects of Acquiror and Hersha and the LP Units which each Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the LP Units and to conduct its own independent valuation of the LP Units; and each Contributor understands and has taken cognizance of all risk factors related to the purchase of the LP Units. Each Contributor was at no time presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising in connection with the acquisition of the LP Units contemplated hereby. Each Contributor is a sophisticated real estate investor. In acquiring the LP Units and engaging in this transaction, each Contributor is not relying upon any representations made to it by Acquiror or Hersha, or any of the officers, employees, or agents of Acquiror or Hersha not contained herein. Each Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor's advisors (including tax advisors), and not upon that of Acquiror or Hersha or any of Acquiror’s or Hersha’s advisors or affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated by this Agreement. Each Contributor represents and warrants that it has reviewed and approved the form of the Acquiror's Limited Partnership Agreement attached hereto as Exhibit K.

 (b)    Each Contributor understands that the LP Units have not been registered under the Securities Act or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The LP Units issuable to each Contributor are being acquired solely for each Contributor’s own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and each Contributor has no present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale. Each Contributor understands that any certificates evidencing the LP Units will contain appropriate legends as required by the Acquiror’s Limited Partnership Agreement that reflect the non-negotiability of the certificate and that the LP Units represented by the certificate are governed by and are transferable only in accordance with the provisions of the Acquiror’s Limited Partnership Agreement.

 (c)    Each Contributor is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act. In order to be an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, you must be one of the following:

  (i)    a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

  (ii)    a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

  (iii)   an insurance company as defined in Section 2(13) of the Securities Act;

  (iv)           an investment company registered under the Investment Company Act of 1940, as amended;

  (v)    a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended;

  (vi)   a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

  (vii)          a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

  (viii)        an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made sole by persons that are accredited investors;

  (ix)   a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940, as amended;

  (x)    an (a) organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (b) corporation, (c) Massachusetts or similar business trust, (d) partnership, or (e) limited liability company, in each case not formed for the specific purpose of acquiring LP Units of the Acquiror or shares of Hersha’s common stock, with total assets in excess of $5,000,000;

  (xi)    a director or executive officer of Acquiror or Hersha;

  (xii)   a natural person whose individual net worth, or joint net worth with his or her spouse, at the time of his or her acquisition of the LP Units exceeds $1,000,000;

  (xiii)          a natural person who has an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

  (xiv)         a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring LP Units of the Acquiror or shares of Hersha’s common stock whose acquisition of LP Units of the Acquiror or shares of Hersha’s common stock is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act; or

  (xv)          an entity in which all of the equity owners are accredited investors.

3.33    Patriot Act Representations. Each Contributor and, to the actual knowledge of such Contributor, any direct or indirect owner of the LLC or such Contributor, (i) are not included on any Government List (as defined below), (ii) are not persons who have been determined by competent authority to be subject to the prohibitions contained in the Presidential Executive Order No. 13224 or any other similar prohibitions contained in the rules and regulations of the OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) have not been indicted or convicted of any Patriot Act Offenses, or (iv) are not currently under investigation by any governmental authority for alleged criminal activity. For purposes of this Agreement, (i) “Government List” means (A) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (C) any similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America; (ii) “OFAC” means the Office of Foreign Asset Control, U.S. Department of the Treasury, (iii) “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws, and (iv) “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act and also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, any of the foregoing.

Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the Acquiror and may be waived in whole or in part, by the Acquiror, but only by an instrument in writing signed by the Acquiror. Each of said representations, warranties and covenants shall survive the closing of the transaction contemplated hereby for twenty-four (24) months, and no investigation, audit, inspection, review or the like conducted by or on behalf of the Acquiror shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Acquiror has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Acquiror to execute this Agreement and to close the transaction contemplated hereby and to pay the Consideration to the Contributor. Acquiror acknowledges and agrees that, except for the representations and warranties expressly set forth herein, Acquiror is acquiring the LLC and Property “AS-IS, WHERE-IS” with no representations or warranties by or from Contributor, express or implied, or any nature whatsoever.

ARTICLE IV

ACQUIROR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Contributor to enter into this Agreement and to sell the Interests, the Acquiror hereby makes the following representations, warranties and covenants upon each of which the Acquiror acknowledges and agrees that the Contributor is entitled to rely and has relied:

4.1    Organization and Power. The Acquiror is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Acquiror hereunder.

4.2    Noncontravention. The execution and delivery of this Agreement and the performance by the Acquiror of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Acquiror's partnership agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Acquiror or result in the creation of any lien or other encumbrance on any asset of the Acquiror.

4.3    Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Acquiror in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Acquiror is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Acquiror to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.4    Bankruptcy. No Act of Bankruptcy has occurred with respect to the Acquiror.

4.5    No Brokers. The Acquiror has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

ARTICLE V

CONDITIONS AND ADDITIONAL COVENANTS

The Acquiror's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Contributor with the following covenants:

5.1    Contributor’s Deliveries. The Contributor shall have delivered to the Escrow Agent or the Acquiror, as the case may be, on or before the date of Closing, all of the documents and other information required of Contributor pursuant to Section 6.2.

5.2    Representations, Warranties and Covenants; Obligations of Contributor; Certificate. All of the Contributor’s representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, there shall have occurred no material adverse change in the financial condition of the Property or the LLC since the date hereof, the Contributor shall have performed all of its material covenants and other obligations under this Agreement and the Contributor shall have executed and delivered to the Acquiror at Closing a certificate to the foregoing effect.

5.3    Title Insurance. Good and indefeasible title to the leasehold interest in the Real Property shall be insurable as such by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions as determined in accordance with Section 2.2.

5.4    Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, the Contributor shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Contributor shall not have diminished the Inventory. The Contributor shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Acquiror.

5.5    Utilities. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

5.6    License. From the date hereof to and including the Closing Date, Contributor shall comply with and perform all of the duties and obligations of licensee under the License.

5.7    Interests. From the date hereof to and including the Closing Date, Contributor shall not sell, assign, pledge, hypothecate or otherwise transfer the Interests, except as contemplated by this Agreement, nor shall the Contributor cause or permit the LLC to issue any securities or membership interests to any person or to sell, pledge, transfer or otherwise dispose of the Property or any interest therein.

5.8    Existing Financing. Acquiror acknowledges that the Property and the LLC are subject to the Existing Financing, a loan in the sum of $13.0 million from GE Capital, and the Existing Financing shall continue to be an obligation of the LLC as of the Closing Date.

5.9    Third Party Consents. As a condition to Closing, the LLC shall receive written approval from the Licensor and GE Capital (i) to the contribution of the Interests to Acquiror as contemplated hereunder and (ii) to the percentage lease structure whereby, on the Closing Date, the LLC shall lease the Property to 44 New England Management Company (“Lessee”) pursuant to a percentage lease, and Lessee shall enter into a new management agreement with Manager.

ARTICLE VI

CLOSING

6.1    Closing. Closing shall be held at a location that is mutually acceptable to the parties, on or before February 28, 2006.

6.2    Contributor’s Deliveries. At Closing, the Contributor shall deliver to Acquiror all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Contributor and shall be dated as of the date of Closing:

 (a)    Certificates representing the Interests.

 (b)    The certificate required by Section 5.2.

 (c)    The Assignment and Assumption Agreement.

 (d)    Certificate(s)/Registration of Title for any vehicle owned by the Contributor and used in connection with the Property.

 (e)    Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy with affirmative coverage over mechanics' and materialmen's liens.

 (f)    The FIRPTA Certificate.

 (g)    True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Contributor and relating to the Improvements and the Personal Property, or any part thereof.

 (h)    Copies of the LLC’s Organizational Documents.

 (i)     Appropriate consent of the LLC, authorizing (A) the execution of any documents to be executed and delivered by the LLC prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the LLC of its obligations hereunder and under such documents.

 (j)     Valid, final and unconditional certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body.

 (k)    Such proof as the Acquiror may reasonably require with respect to Contributor’s compliance with the bulk sales laws or similar statutes.

 (l)     A written instrument executed by the Contributor, conveying and transferring to the Acquiror all of the Contributor’s right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Contributor maintains a post office box, conveying to the Acquiror all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

(m)   All current real estate and personal property tax bills in the Contributor’s possession or under its control.

 (n)    A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

 (o)    An updated schedule of employees, showing salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

(p)    A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Acquiror to honor the Contributor’s commitments in that regard.

 (q)    A list of the Contributor’s outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Contributor.

 (r)     Possession of the Property and all keys for the Property.

 (s)    All books, records, operating reports, appraisal reports, files and other materials in the Contributor’s possession or control which are necessary in the Acquiror’s discretion to maintain continuity of operation of the Property.

 (t)     To the extent permitted under applicable law, documents of transfer necessary to transfer to the Acquiror the Contributor’s employment rating for workmens' compensation and state unemployment tax purposes.

 (u)    An assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements.

 (v)    Complete set of “as-built” drawings for the Improvements as available in Contributor’s possession.

 (w)    Such proof, reasonably acceptable to the Acquiror evidencing the payment by Contributor of all transfer taxes incurred in connection with the transactions contemplated by this Agreement.

 (x)     The Joinder.

 (y)    Any other document or instrument reasonably requested by the Acquiror or required hereby.

6.3    Acquiror's Deliveries. At Closing, the Acquiror shall pay or deliver to the Contributor the following:

(a)    The Consideration described in Section 2.3.

(b)    The Assignment and Assumption Agreement.

(c)    The Joinder.

(d)    Any other document or instrument reasonably requested by the Contributor or required hereby.

6.4    Closing Costs. Each party shall pay its own legal fees and expenses. All filing fees, and recording or other similar taxes, and all charges for title insurance premiums shall be paid by Acquiror. Acquiror shall pay all franchise license transfer fees, if any, in carrying out the transactions contemplated hereunder. Acquiror shall pay all fees and costs incurred in connection with the assumption of the Existing Financing.

6.5    Income and Expense Allocations. All income, except any Intangible Personal Property, and expenses with respect to the Property, determined in accordance with United States generally accepted accounting principles consistently applied, shall be allocated between the Contributor and the Acquiror. The Contributor shall be entitled to all income (including all cash box receipts and cash credits for unused expendables), and responsible for all expenses for the period of time up to but not including 12:01 a.m. on the Closing Date, and the Acquiror shall be entitled to all income and responsible for all expenses for the period of time from, after and including 12:01 a.m. on the Closing Date. Only adjustments for ground rent, if applicable, and real estate taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the Acquiror. All other such adjustments shall be made by separate agreement between the parties and shall be payable by check or wire directly between the parties. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated as of the Closing Date:

 (a)    Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts.

 (b)    Real estate and personal property taxes.

 (c)    Amounts under the Operating Agreements.

 (d)    Utility charges (including but not limited to charges for water, sewer and electricity).

 (e)    Wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Property who the Acquiror elects to employ.

 (f)    Value of fuel stored on the Property at the price paid for such fuel by the Contributor, including any taxes.

 (g)    All prepaid reservations and contracts for rooms confirmed by Contributor prior to the Closing Date for dates after the Closing Date, all of which Acquiror shall honor.

The Tray Ledger shall be retained by the Contributor. The Contributor shall be required to pay all sales taxes and similar impositions currently up to the Closing Date.

Acquiror shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Contributor, but if Acquiror collects same, such amounts will be promptly remitted to Contributor in the form received.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Contributor or the Acquiror with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Contributor shall pay at Closing all special assessments and taxes applicable to the Property.

The certificates evidencing the Contributor’s ownership of the Interests will be dated as of the Closing Date.

ARTICLE VII

CONDEMNATION; RISK OF LOSS

7.1    Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Contributor shall give written notice thereof to the Acquiror promptly after the Contributor learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, the Acquiror shall have the right to terminate this Agreement pursuant to Section 8.3. If the Acquiror elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Acquiror at Closing.

7.2    Risk of Loss. The risk of any loss or damage to the Property prior to the recordation of the Deed shall remain upon Contributor. If any such loss or damage to more than ten percent (10%) of the value of the Improvements occurs prior to Closing or any such loss or damage is uninsured or underinsured, the Acquiror shall have the right to terminate this Agreement pursuant to Section 8.3. If the Acquiror elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Acquiror at Closing.

ARTICLE VIII

LIABILITY OF ACQUIROR; INDEMNIFICATION BY CONTRIBUTOR;
TERMINATION RIGHTS

8.1    Liability of Acquiror. Except for any obligation expressly assumed or agreed to be assumed by the Acquiror hereunder and in the Assignment and Assumption Agreement, the Acquiror does not assume any obligation of the Contributor or any liability for claims arising out of any occurrence prior to Closing.

8.2    Indemnification by Contributor. The Contributor hereby indemnifies and holds the Acquiror harmless from and against any and all suits, actions, claims, costs, penalties, damages, losses, liabilities and expenses, subject to Section 9.11 that may at any time be incurred by the Acquiror, whether before or after Closing, (i) as a result of any breach by the Contributor of any of his representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Contributor pursuant hereto, (ii) relating to any suits, litigation or actions brought against any Contributor or the LLC prior to the Closing Date, (iii) in connection with any and all liabilities and obligations of the LLC occurring, accruing or arising prior to the Closing Date, and/or (iv) as a result of or in connection with the use or operation of the Property prior to the Closing Date.

8.3    Termination by Acquiror. If any condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Acquiror to terminate this Agreement and its obligations hereunder, and the Contributor fails to cure any such matter within five days after notice thereof from the Acquiror, the Acquiror, at its option and as its sole remedy, shall elect either (a) to terminate this Agreement and receive a refund of the entire Deposit, with interest, and all other rights and obligations of the Contributor and the Acquiror hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing.

8.4     Termination by Contributor. If, prior to Closing, the Acquiror defaults in performing any of its obligations under this Agreement, and the Acquiror fails to cure any such default within five (5) business days after notice thereof from the Contributor, then the Contributor’s sole remedy for such default shall be to terminate this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1    Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2    Assignments. The Acquiror may assign its rights hereunder to any affiliate of Acquiror without the consent of the Contributor. No such assignment shall relieve the Acquiror of any of its obligations and liabilities hereunder.

9.3    Successors and Assigns. The benefits and burdens of this Agreement shall inure to the benefit of and bind the Acquiror and the Contributor and their respective party hereto.

9.4    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.5    Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

9.6    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

9.7    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8    Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

9.9    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Contributor: c/o Hersha Group
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Phone: (717) 770-2405
Fax: (717) 774-7383

With a copy to:	Mayur Patel, Esquire
c/o Hersha Group
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Phone: (717) 770-2405
Fax: (717) 774-7383

If to the Acquiror:	Hersha Hospitality Limited Partnership
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Phone: (717) 770-2405
Fax: (717) 774-7383
Attn: Ashish R. Parikh

With a copy to:	Lok Mohapatra, Esquire
Shah & Byler, LLP
Penn Mutual Towers
510 Walnut Street, 9th floor
Philadelphia, PA 19106
Phone: (215) 238-1045
Fax: (267) 238-1874

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

9.10    Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.11    Survival. All of the representations, warranties, covenants and agreements of the Contributor and the Acquiror made in, or pursuant to, this Agreement shall survive for a period of twenty-four (24) months following Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith, except for the representations and warranties set forth in Sections 3.4, 3.7 and 3.9, which shall survive for periods coterminous with applicable statutes of limitations.

9.12    Further Assurances. The Contributor and the Acquiror each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.13    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Contributor and Acquiror specifically established hereby.

9.14    Time of Essence. Time is of the essence with respect to every provision hereof.

9.15    Confidentiality. Contributor and its representatives, including any professionals representing Contributor, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Contributor and the Acquiror have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

CONTRIBUTOR:

Shanti III Associates, a Pennsylvania limited partnership

By:
KD Patel, Manager

Kunj Associates, a Pennsylvania limited partnership

By:
Kiran P. Patel, Manager

Devi Associates, a Pennsylvania limited partnership

By:
Bharat C. Mehta, Manager

Shree Associates, a Pennsylvania limited partnership

By:
Hasu P. Shah, Manager

David L. Desfor

Ashish R. Parikh

Sal Shahriar

The Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah

By:
Neil H. Shah, Trustee

By:
Jatin Desai, Trustee

The Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah

By:
Jay H. Shah, Trustee

By:
Jatin Desai, Trustee

ACQUIROR:

Hersha Hospitality Limited Partnership, a Virginia limited partnership

By:	Hersha Hospitality Trust, a Maryland business trust, its sole general partner

By:
Ashish R. Parikh, CFO

LLC:

Metro JFK Associates, LLC, a New York limited liability company

By:
Hasu P. Shah, Manager

EXHIBIT A

Legal Description of Land

EXHIBIT B

Employment Agreements

NONE

EXHIBIT C

Insurance Policies

EXHIBIT D

Leases

Ground Lease with Star Canyon LLC

EXHIBIT E

Operating Agreements

EXHIBIT F

Articles of Organization of LLC

EXHIBIT G

LLC Operating Agreement

EXHIBIT H

Warranties and Guaranties

EXHIBIT I

Litigation Schedule

NONE

EXHIBIT J

Form of Joinder

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), is dated as of January __, 2006, by and among __________ ( “Limited Partner”) and Hersha Hospitality Limited Partnership, a Virginia limited partnership (“HHLP”) and Hersha Hospitality Trust, a Maryland real estate investment trust (“Hersha”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement (as defined below).

WHEREAS, the affairs of HHLP are governed by the terms of that certain Amended and Restated Agreement of Limited Partnership of Hersha Hospitality Limited Partnership, dated January 26, 1999, as amended, by and between Hersha and the limited partners set forth on Exhibit A attached thereto (the “Partnership Agreement”); and

WHEREAS, pursuant to that certain Contribution Agreement (the “Contribution Agreement”), dated January __, 2006, by and among Shanti III Associates, a Pennsylvania limited partnership, Kunj Associates, a Pennsylvania limited partnership, Devi Associates, a Pennsylvania limited partnership, Shree Associates, a Pennsylvania limited partnership, David L. Desfor , Ashish R. Parikh , Sal Shahriar, The Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah,The Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah and HHLP, Limited Partner is acquiring units representing ownership of HHLP (the “Units”) and wishes to be admitted as a limited partner of HHLP.

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties and agreements set forth herein, the parties agree as follows:

1.    Limited Partner by its signature below becomes a party under the Partnership Agreement with the same force and effect as if originally named therein as a limited partner, and Limited Partner hereby (a) agrees to be bound by all of the terms and provisions of the Partnership Agreement applicable to it as a limited partner of HHLP and (b) represents and warrants that the representations and warranties made by a limited partner thereunder are true and correct with respect to Limited Partner on as of the date hereof. Limited Partner agrees to execute any other documents or instruments as Hersha may require in order to effect the admission of Limited Partner as a limited partner to HHLP.

2.    To the extent required, Limited Partner agrees to sign an amended Certificate evidencing the admission of Limited Partner as a limited partner and filed for record in accordance with the Act.

3.    Limited Partner agrees that it will not sell, assign or otherwise transfer the Units or any fraction thereof, whether voluntarily or by operation of law or at a judicial sale or otherwise, to any Person who does not make the representations and warranties to Hersha set forth in Section 9.01(a) in the Partnership Agreement and similarly agrees not to sell, assign or transfer the Units to any Person who does not similarly represent, warrant and agree.

4.    Limited Partner hereby irrevocably appoints Hersha its true and lawful attorney-in-fact, who may act for each limited partner of HHLP and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the Hersha to carry out fully the provisions of the Partnership Agreement and the Virginia Revised Uniform Limited Partnership Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of Limited Partner, or the transfer by Limited Partner of any part or all of its interest in HHLP.

5.    At the request of Hersha, Limited Partner agrees to pay all reasonable legal fees and other expenses of HHLP and Hersha and filing and publication costs in connection with Limited Partner’s admission as a limited Partner.

6.    Hersha, as general partner to HHLP, hereby consents to the admission of Limited Partner as a limited partner of HHLP.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:
Name:
Title:

HERSHA HOSPITALITY LIMITED PARTNERSHIP
By:	Hersha Hospitality Trust, its General Partner

By:
Name:
Title:

HERSHA HOSPITALITY TRUST

By:

Name:
Title:

EXHIBIT K

Acquiror's Limited Partnership Agreement